Exhibit 10.1

NEW YORK HEALTH CARE, INC.
1850 McDONALD AVENUE
BROOKLYN, NEW YORK 11223

As of February 5, 2007

Mr. Stewart W. Robinson
67 Wall Street, 22nd Floor
New York, NY 10005

Dear Stewart:

The purpose of this letter is to confirm our understanding regarding the terms of your engagement with New York Health Care, Inc. (the “Company”). The terms of your engagement are as follows:

1.
Engagement and Duties: You will be the part-time Chief Financial Officer (“CFO”) of the Company. Your responsibilities will include the preparation of financial reports contained in the Company’s filings with the Securities and Exchange Commission, Sarbanes-Oxley compliance matters regarding the establishment and maintenance of the Company’s internal controls, and rendering assistance to the Company’s Board of Directors regarding financial and accounting matters to the extent practical within the 45 days/year time frame contemplated below. The parties acknowledge that approximately 50% of your total time for this engagement during the 2007 calendar year will be devoted to the Company’s fiscal 2006 year-end closing and audit.

2.	Term of Engagement: Your engagement will commence February 5, 2007 and continue on an at-will basis thereafter, with this arrangement terminable by either party on 30 days written notice.

3.
Compensation: The Company will pay you at the rate of $65,000 per year for your services, for 36 days up to a maximum of 45 days per calendar year, at such times as are reasonably requested by the Company, paid in periodic installments at the same times as the Company’s regular payroll, subject to required deductions and withholdings to be made by the Company. In the event you work for us for less than 36 days per calendar year, your compensation will be reduced on a pro-rata basis at the rate of 1/36th of annual compensation. For the purposes of this agreement, a day will be considered to have eight (8) hours and periods of less than one day will be compensated on the basis of the daily rate times the ratio of hours worked to 8 hours.

In the event that additional services are required which will result in your time exceeding 45 days per year, the parties will negotiate the fee on either a project-by-project basis or on a daily rate basis. The Company will not provide you with any benefits or perquisites. However, you will be reimbursed for any expenses you incur which are ordinary and necessary and directly related to providing your services.

Inasmuch as approximately one-half of the services will be provided during the first quarter of the year, it is understood that the compensation payments will need to be accelerated to match the days worked. Accordingly, for the period from commencement of this agreement, through the completion of the 2006 audit and filing of the Form 10-K, you will be paid on the basis of days worked, as and when worked, in accordance with the Company’s regular payroll frequency. It is expected that approximately 20 to 25 days of your services will be required between the commencement date and the filing of Form 10-K for 2006. Accordingly, for this period, you will be paid 1/36th of your annual compensation for each day worked. Thereafter, you will receive the balance of your compensation at the times of the Company’s regular payroll intervals, representing $65,000 less the amount paid to date divided by the remaining pay periods for the 2007 calendar year.

4.
Work Location: It is contemplated that the majority of the time spent in the employ of the Company will be at the Company’s main office location at 1850 McDonald Avenue, Brooklyn, NY. However, it is understood that you may, from time-to-time, choose to work at you own office location, at your home, or any such location that may be necessary to properly discharge your duties in this position or for your own convenience, particularly for work periods of less than one day. You agree to keep accurate time sheets for any work performed whether inside or outside our offices.

5.
Share-Based Compensation: Although this agreement contains no specific provisions for options, warrants or any other form of share-based compensation, nothing in this agreement shall be construed to prohibit such arrangements, either in lieu of regular cash compensation or for additional agreed-upon services or time overages in accordance with Company guidelines and securities laws, as the parties may agree from time-to-time.

6.
Directors and Officers Insurance and Related Matters: The Company warrants that it has directors and officers insurance in force and that such insurance will cover, within policy limits, legal defense costs should you be a defendant in any third-party, regulatory or shareholder action related to your position as CFO. Furthermore, the Company agrees that in the event you are a defendant in any third-party, regulatory or shareholder action you will be considered to be in the employ of the Company and will be compensated at the agreed upon rate for time spent in meetings, testimony or depositions.

7.
Employment Relationship: While it is understood that you are in the practice of Certified Public Accountancy, our relationship with you is that of employer-employee and not client-accountant. As such, the Company agrees to hold you harmless in your capacity as an officer of the Company to the extent permitted under the Company’s By-Laws as currently in effect.

This agreement shall be binding upon and inure to your benefit (and your personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, by operation of law. You may not assign this agreement or any of its rights, benefits, obligations or duties hereunder to any other person, firm, corporation or other entity. This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof. This agreement may not be changed or modified orally but only by an instrument in writing signed by the parties hereto.

Please execute this letter agreement in the space provided below to indicate your agreement to the foregoing.

Very truly yours,

NEW YORK HEALTH CARE, INC.

By: /s/Murry Englard
Name: Murry Englard
Title: Acting Chief Executive Officer

AGREED TO:

/s/Stewart W. Robinson
Stewart W. Robinson